Exhibit 99.1

Consolidated Container Company Agrees to Purchase the Assets of The MAB Group

ATLANTA, GA – October 12, 2006 – Consolidated Container Company (CCC) today announced its intent to acquire substantially all of the assets of The MAB Group, a Louisville-based blow molding operation that recently filed for bankruptcy relief. Once the sale is approved by MAB’s bankruptcy court, CCC plans to expand the plant and will initially employ 20-25 workers and service a number of established customer locations in the Southeast. This plant will be the 60th manufacturing site for CCC, which recently announced the acquisition of the Salt Lake City assets of the Quintex Corporation and the pending acquisition of the Spokane assets of the Quintex Corporation. Although a definitive agreement has been finalized, the MAB transaction is subject to the approval of the United States Bankruptcy Court for the Western District of Kentucky, and no assurances can be given as to whether the acquisition will close. CCC hopes to close the transaction in the next several weeks.

Consolidated Container Company, which was formed in 1999, is a leading North American developer, manufacturer and marketer of rigid plastic containers for many of the largest branded consumer products and beverage companies in the world. CCC has long-term customer relationships with many blue-chip companies including Dean Foods, DS Waters of America, The Kroger Company, Nestle Waters North America, The Procter & Gamble Company, Exxon Mobil, Scotts and Colgate-Palmolive. CCC serves its customers with a wide range of manufacturing capabilities and services through a nationwide network of 56 strategically located manufacturing facilities and a research, development and engineering center located in Atlanta, Georgia. Additionally, the company has 3 international manufacturing facilities in Canada and Mexico.

This document may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Such forward-looking statements, particularly those statements regarding the timing and effects of the acquisition, reflect CCC’s current expectations and beliefs, are not guarantees of performance of CCC and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those described in the forward-looking statements. For example, such risks, uncertainties, assumptions and other factors include, without limitation, the possibility that (1) the transaction may not receive the approval of the Bankruptcy Court, (2) the companies may be unable to satisfy all conditions precedent to closing; (3) problems may arise in successfully integrating the businesses of the two companies; (4) the acquisition may involve unexpected costs; (5) the combined company may be unable to achieve cost-cutting synergies; and (6) the businesses may suffer as a result of uncertainty surrounding the acquisition. For a further discussion of other risks, uncertainties, assumptions and other factors, see CCC’s filings with the Securities and Exchange Commission. CCC undertakes no duty to update forward-looking statements.